AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated as of December 22, 2021 and effective as of the Effective Date (as defined below), is by and between by and between Star Equity Holdings, Inc. (the “Company”) and David Noble (the “Executive” and together with the Company the “Parties”).

W I T N E S S E T H:

WHEREAS, Executive and Company, were parties to an employment agreement dated October 25, 2018 (the “2018 Agreement”);

WHEREAS, the Company wishes to employ Executive and Executive wishes to be employed by the Company in accordance with the terms and conditions set forth below, including mutual agreement on the transition of Executive to a role solely as the chief financial officer of the Company and the elimination of his responsibilities as chief operating officer, and those set forth in Exhibit A, which Executive agrees and acknowledges are a material part of this Agreement;

WHEREAS, Executive and the Company mutually desire to amend and replace the 2018 Agreement with this Agreement and, of as the Effective Date, the 2018 Agreement shall be superseded and have no further effect;

NOW, THEREFORE, in consideration of the conditions and mutual covenants contained in this Agreement, the parties agree as follows:

1.                  Title and Job Duties.

(a)               Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Executive as Chief Financial Officer. In this capacity, Executive shall have the duties, authorities and responsibilities as the Company’s Board of Directors (the “Board”) shall designate from time to time. In performing his duties under this Agreement, Executive shall report to the Board.

(b)               Executive accepts such employment and agrees, during the Term (as defined below), to devote his full business and professional time and energy to the Company. Executive agrees to carry out and abide by all lawful directions of the Board and to comply with all standards of performance, policies, and other rules and regulations heretofore established by Company and or hereafter established by Company.

(c)               Without limiting the generality of the foregoing, Executive shall not, without the written approval of the Board, render services of a business or commercial nature on his own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during his employment hereunder; provided that the foregoing shall not prevent Executive from (i) serving on the boards of directors of, or holding any other offices or positions in non-profit organizations and, with the prior written approval of the Board, other for-profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, (iii) managing Executive’s passive personal investments, and (iv) participating, day to day, in the Executive’s wife’s pediatric practice, Sound Beach Pediatrics, LLC including, without limitation, the management and launch of a of newly formed business for the delivery of pediatric urgent care, as long as such activities under (iv) do not interfere with Executive’s responsibility to devote his full business and professional time and energy to the Company, and so long as such activities in the aggregate, (i)-(iv), do not materially interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict.

(d)               Executive agrees that the Company may, at any time and for any reason, remove the Executive from any directorship held with any subsidiary of the Company, and such removal will be effective immediately upon written notice to the Executive unless stated otherwise in such notice.

2.                  Salary and Additional Compensation.

(a)               Base Salary. During the Term, the Company shall pay to Executive an annual base salary (the “Base Salary”), less applicable withholdings and deductions, of $300,000 on an annualized basis, in accordance with the Company’s normal payroll procedures. The Executive's Base Salary may be increased at any time by the Compensation Committee of the Board but shall not be decreased during the term of this Agreement.

(b)               Target Bonus. Starting with the 2022 fiscal year, Executive will be eligible for an annual cash bonus, earned as of the end of each fiscal year, contingent on achievement of pre-established performance goals mutually developed by the parties annually and approved by the Compensation Committee, and Executive’s continued employment with the Company through the last day of the fiscal year (the “Target Bonus”). The Target Bonus shall be 50% of the Base Salary. The Board will assess Executive’s performance in good faith at the end of each fiscal year. The Target Bonus, if any, will be paid no later than March 15th of the following year.

(c)               Restricted Shares. Executive shall be eligible to receive an annual equity award in the form of restricted share units (the “RSUs”), which shall vest over three years (one-third on the first, second, and third anniversaries of the Effective Date). The annual award of RSUs shall be determined by the Compensation Committee of the Board and subject to the rules of the Company’s equity plan and the award document.

(d)               Other Benefits. The Executive will be entitled to accrue paid vacation at the rate of the greater of (i) four (4) weeks per year, or (ii) the vacation allowance as provided under the Company's vacation plan that applies to similarly situated employees working at the office location at which the Executive is based, provided any change in the vacation allowance is approved by the Board upon recommendation of the Compensation Committee. In addition, the Company will provide the Executive with other benefits of employment offered, from time to time to similarly situated employees at the office location at which the Executive is based, provided such benefits are approved by the Board upon recommendation of the Compensation Committee.

(e)               Expenses. In accordance with Company policy, the Company shall reimburse Executive for all reasonable business expenses, including travel expenses, properly and reasonably incurred and paid by Executive in the performance of his duties under this Agreement upon his presentment of detailed receipts in the form required by the Company’s policy.

3.                  Term of Employment. The terms set forth in this Agreement will commence on January 1, 2022 (the “Effective Date”) and shall remain in effect until December 31, 2022 (the “Term”), unless earlier terminated as otherwise provided in Section 4 below. The Term shall automatically renew for additional one (1) calendar year periods (a “Renewal Date”), unless the Company or Executive has delivered written notice of non-renewal to the other party at least sixty (60) days prior to the relevant Renewal Date or the Agreement is earlier terminated as otherwise provided in Section 4 below. Notwithstanding this, the Executive employment with the Company shall be “at will,” meaning that either Executive or the Company shall be entitled to terminate Executive’s employment at any time and for any reason, with or without Cause, subject to the obligations in Section 4.

4.                  Termination.

(a)               Termination at the Company’s Election.

(i)                For Cause. At the election of the Company, Executive’s employment may be terminated for Cause (as defined below) immediately upon written notice to Executive. For purposes of this Agreement, “Cause” for termination shall mean: (A) the willful failure of the Executive to perform the Executive's duties and obligations in any material respect (other than any failure resulting from Executive's disability), (B) intentional acts of dishonesty or willful misconduct by the Executive with respect to the Company, (C) arrest or conviction of a felony or violation of any law involving dishonesty, disloyalty, moral turpitude, or fraud, or entry of a plea of guilty or nolo contendere to such charge, (D) his commission at any time of any act of fraud, embezzlement or willful misappropriation of material Company property, (E) repeated refusal to perform the reasonable and legal instructions of the Board, (F) willful and material breach of the Executive’s obligations under any material agreement entered into between the Executive and the Company or any of its affiliates (including under this Agreement and Exhibit A), or willful and material breach of the Company’s polices or procedures which causes material damage to the Company, its business or reputation, provided that for subsections (A), (E), and (F), if the breach reasonably may be cured, Executive has been given at least thirty (30) days after Executive’s receipt of written notice of such breach from the Company to cure such breach. Such written notice shall state in reasonable detail the particular acts or failures to act that constitute the grounds on which the proposed termination for Cause is based. Whether or not such breach has been cured will be determined in the reasonable judgment of the Board and if the Board determines that the breach has not been cured, the Board shall document in writing for Executive the factual basis for why it has determined the breach has not been cured.

(ii)              Upon Disability, Death or Without Cause. At the election of the Company, Executive’s employment may be terminated: (A) should Executive become physically or mentally unable to perform his duties for the Company hereunder and such incapacity has continued for a total of ninety consecutive days or for any one hundred eighty days in a period of three hundred sixty-five consecutive days (a “Disability”); (B) upon Executive’s death (“Death”); or (C) upon sixty (60) days’ written notice to Executive for any other reason or for no reason at all.

(b)               Termination at the Executive’s Election.

(i)                 For Good Reason. Executive may terminate his employment for Good Reason. For purposes of this Agreement, “Good Reason” for termination shall mean the occurrence of any of the following events (a “Good Reason Condition”), subject to having complied with the Good Reason Process (as defined below), without Executive’s consent: (i) any material diminution in the Executive's authority, duties and responsibilities, (ii) any material reduction of the Executive's Base Salary, aggregate incentive compensation opportunities or aggregate benefits, unless such changes are applied to all members of the Company’s leadership team and amount to less than a 10% reduction in total, or (iii) a material breach by the Company of this Agreement. Good Reason Process shall mean that (i) Executive reasonably determines in good faith that a Good Reason Condition has occurred; (ii) Executive notifies the Company in writing within thirty days of such determination; (iii) the Company is afforded a period of not less than thirty days following such notice (the “Cure Period”) to remedy the Good Reason Condition; and (iv) the Good Reason Condition continues to exist at the end of the Cure Period; and (v) Executive terminates his employment for such Good Reason Condition within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(ii)              Voluntary Resignation. Notwithstanding anything contained elsewhere in this Agreement to the contrary, Executive may terminate his employment hereunder at any time and for any reason whatsoever or for no reason at all in Executive’s sole discretion by giving sixty (60) days’ written notice pursuant to Section 8 of this Agreement (“Voluntary Resignation”).

5.                  Payments Upon Termination of Employment.

(a)               Termination for Cause, Upon Death or Disability, or Voluntary Resignation. If Executive’s employment is terminated by the Company for Cause, upon Death or Disability, or is terminated by Executive as a Voluntary Resignation, then the Company shall pay or provide to Executive (or his estate in case of Death) the following amounts only: (i) his Base Salary accrued up to and including the date of termination or resignation, paid within thirty (30) days or at such earlier time required by applicable law, (ii) unreimbursed expenses, paid in accordance with this Agreement and the Company’s written policies, and (iv) any vested payment or accrued benefits under any equity or Company benefit plan, paid pursuant to the terms of such equity or benefit plan (collectively, the “Accrued Obligations”).

(c)               Termination Without Cause or for Good Reason or Non-Renewal. If the Company terminates Executive’s employment Without Cause, the Executive terminates his employment for Good Reason, or the Executive’s employment terminates subsequent to Company’s notice of non-renewal, the Company shall begin to pay to Executive (i) the Accrued Obligations, (ii) a pro-rata portion of any Target Bonus that would have been payable with respect to the fiscal year of termination based on the Target Bonus metrics used to determine actual performance at the end of the fiscal year, but pro-rated to reflect the number of full months worked during the fiscal year (the “Pro-Rata Bonus”), with such Pro-Rata Bonus paid on the later of (A) the time the bonus would normally be settled under Section 2(b) or (B) the first business day after the forty-fifth (45th) day after the date of termination of employment, (iii) provide for immediate vesting of any RSUs described in Section 2(c) for which the performance period has not been completed as of the date of termination based on the level of achievement of the performance goals at the end of the performance period, but pro-rated based on the number of full months worked during the performance period, which shall be settled on the later of (A) the time the RSUs would normally be settled under Section 2(c) or (B) the first business day after the forty-fifth (45th) day after the date of termination of employment, and (iv) provide for immediate vesting of any RSUs described in Section 2(c) which are outstanding as of the date of termination, which shall be settled on the first business day after the forty-fifth (45th) day after the date of termination of employment; provided that payments of the consideration in (ii)-(iv) is subject to Executive’s execution and delivery of a customary general release (that is no longer subject to revocation under applicable law) of the Company, its parents, subsidiaries and affiliates and each of their respective officers, directors, employees, agents, successors and assigns. The payments under this Section 5(b) shall immediately cease should Executive violate any of the continuing obligations set forth in this Agreement or in Exhibit A to this Agreement, provided that the Company gives written notice to Executive of the alleged breach within thirty (30) days of the Company’s knowledge of the alleged breach. The written notice shall state in reasonable detail the particular acts or failures to act that constitute the grounds on which the proposed cessation of such payments is based. Notwithstanding the foregoing, if the Company terminates the Executive’s employment without Cause or the Executive resigns from his employment with Good Reason or Executive’s employment terminates due to Company’s notice of non-renewal, any of the above within twelve months following a Change of Control (as defined below), then the bonus payment under (ii) above shall equal the equivalent of Executive’s Target Bonus (not a Pro-Rata Bonus) and, in addition to (iii) and (iv) above, Executive shall receive (v) twelve months of Base Salary, which shall be payable in a single cash lump sum on the sixtieth day following Executive’s termination (“Change of Control Payment”). For purposes of this Agreement, “Change in Control” shall mean each of the following with respect to the Company: (i) a sale of all or substantially all of the Company’s assets; (ii) a sale of the voting securities of the Company such that any person or group of persons who did not hold voting securities of the Company prior to the transaction hold more than fifty percent (50%) of the combined voting power of the securities of the Company after the transaction; or (iii) any merger, consolidation or other transaction of the Company with or into another corporation or other entity, other than a transaction in which the holders of voting securities of the Company immediately prior to such transaction continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), at least fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or parent thereof immediately after such transaction.

6.                  Representation and Warranty. Executive represents and warrants to the Company that he is not subject to any agreement restricting his ability to enter into this Agreement and fully carry out his duties and responsibilities hereunder. Executive hereby indemnifies and holds the Company harmless against any losses, claims, expenses (including reasonable attorneys’ fees), damages or liabilities incurred by the Company as a result of a breach of the foregoing representation and warranty.

7.                  Notice. Any notice or other communication required or permitted to be given to any of the parties hereto shall be deemed to have been given if personally delivered, or if sent by nationally recognized overnight courier, and addressed as follows:

If to Executive, to:

the address shown on the records of the Company.

If to the Company, to:

Star Equity Holdings, Inc.

53 Forest Avenue

Old Greenwich, CT 06870

Attention: Jeffrey E. Eberwein
Telephone: 1-203-489-9501

Email: jeff.eberwein@starequity.com

with a copy to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention: Ken Schlesinger

Email: kschlesinger@olshanlaw.com

8.                  Severability. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

9.                  Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Connecticut without regard to the conflict of laws provisions thereof. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any appropriate state or federal court of record in Stamford, CT over any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect of such action or proceeding shall be heard and determined in such Connecticut state or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent legally possible, the defense of an inconvenient forum to the maintenance of such action or proceeding.

10.              Code Section 409A Compliance.

(a)               The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered accordingly.

(b)               A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)               With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(d)               For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e)               If Executive is a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code and would receive any payment sooner than 6 months after Executive’s “separation from service” that, absent the application of this Section 11(e), would be subject to additional tax imposed pursuant to Section 409A of the Code as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (i) 6 months after Executive’s “separation from service,” or (ii) Executive’s death.

11.              Section 280G. In the event that any payments, distributions, benefits or entitlements of any type payable to Executive as a Change of Control Payment (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s Change of Control Payment shall be reduced to such lesser amount (the “Reduced Amount”) that would result in no portion of such benefits being subject to the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 11 shall be made in writing in good faith based on the advice of a nationally recognized accounting firm selected by the Company prior to a Change of Control (the “Accountants”). In the event of a reduction of benefits hereunder, benefits shall be reduced by first reducing or eliminating the portion of the Change of Control Benefits that are payable in cash under Section 5 and then by reducing or eliminating any amounts that are payable with respect to long-term incentives including any equity-based or equity-related awards (whether payable in cash or in kind). For purposes of making the calculations required by this Section 11, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably require in order to make a determination under this Section 11, and the Company shall bear the cost of all fees the Accountants charge in connection with any calculations contemplated by this Section 11.

12.              Waiver. The waiver by any of the parties hereto of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach. The failure of a party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any waiver must be in writing.

13.              Assignment. This Agreement is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and his personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, except that the Company may not assign this Agreement without Executive’s prior written consent, except to an acquirer of all or substantially all of the assets of the Company.

14.              Injunctive Relief.  Without limiting the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in Exhibit A would result in material irreparable injury to the goodwill of the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled, without the requirement to post bond or other security, to obtain a temporary restraining order and/or preliminary or permanent injunction restraining Executive from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in Exhibit A of this Agreement, in addition to all other remedies available at law or in equity.

15.              Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or .pdf signatures shall have the same force and effect as original signatures.

16.              Cooperation. During and after the Term, the Executive agrees to reasonably cooperate with and at the request of the Company in the defense or prosecution of any legal matter or claim in which the Company, any of its affiliates, or any of their past or present employees, agents, officers, directors, attorneys, successors or assigns, may be or become involved and which arises or arose during the Executive's employment. The Executive will be reimbursed for any reasonable out-of-pocket expenses incurred thereby. Such cooperation will be without additional compensation if Executive is then employed by Company and for reasonable mutually agreeable compensation if Executive is not then employed by Company.

17.              Administrative Leave. If (i) the Company notifies Executive that he will be terminated without Cause, (ii) the Executive provides notice of his resignation or termination of his employment for Good Reason or (iii) Executive or the Company provides notice of its or the Executive's desire not to renew this Agreement, then the Company may place Executive on administrative leave contemporaneously with or at any time after delivery of such notice. During such administrative leave, the Company shall continue to provide Executive all of the compensation described in Section 2(a).

18.              Entire Agreement. This Agreement and Exhibit A embodies all of the representations, warranties and agreements between the parties hereto relating to Executive’s employment with the Company, supersedes and nullifies all previous agreements between the Parties about the Company’s employment of Executive, including the 2018 Agreement. No other representations, warranties, covenants, understandings, or agreements exist between the parties hereto relating to Executive’s employment. This Agreement may not be amended or modified except by a writing signed by each of the parties hereto. Exhibit A and Sections 5 through 18 shall survive the expiration or termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the date above.

STAR EQUITY HOLDINGS, INC.

	By:	/s/ Jeffrey E. Eberwein
Name: Jeffrey E. Eberwein Title: Executive Chairman

Agreed to and Accepted:

/s/ David Noble
DAVID NOBLE

EXHIBIT A

NON-COMPETITION, NON-SOLICITATION, PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT

As a condition of David Noble (the “Executive”) continuing employment with Star Equity Holdings, Inc., or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of Executive’s employment with the Company and Executive’s receipt of the Amended and Restated Employment Agreement effective January 1, 2022 and the compensation now and hereafter paid to Executive by the Company, Executive agrees to the following (“Exhibit A”):

1.                  Non-Competition and Non-Solicitation Agreement. The Executive acknowledges that the Company (and each of its affiliates) has invested substantial time, money and resources in the development and retention of its mobile nuclear imaging systems, inventions, confidential information (including trade secrets), physician network, customers, accounts and business partners. Executive further acknowledges that during the course of the Executive’s employment with the Company, the Executive will have access to the Company’s technology, inventions and confidential information (including trade secrets), and will be introduced to existing and prospective customers, accounts and business partners of the Company. The Executive acknowledges and agrees that any and all “goodwill” associated with any existing or prospective customer, account or business partner belongs exclusively to the Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between the Executive and any existing or prospective customers, accounts or business partners. Additionally, the parties acknowledge and agree that Executive possesses skills that are special, unique or extraordinary and that the value of the Company depends upon his use of such skills on its behalf. In recognition of this, and in consideration of the Company’s offer to Executive of employment with the Company, the Executive covenants and agrees that:

(a)               During the Relationship, and for a period of two (2) years after it ends, for any reason, the Executive may not, without the prior written consent of the Board of Directors of the Company, directly or indirectly, perform the same or similar duties that Executive performed for the Company for any business competitive with the Business of the Company as long as the duties are of the type conducted, authorized, offered, or provided by Executive within two years prior to the end of the Relationship. This restriction is limited to the territory where Executive was working for Company at the time of termination of the Relationship.

(b)               During the Relationship, and for a period of two (2) years thereafter, the Executive will not, directly or indirectly, entice, solicit or encourage any Company employee to leave the employ of the Company or any independent contractor to sever his, her or its engagement with the Company, absent prior written consent to do so from the Board of Directors of the Company.

(c)               During the Relationship, and for a period of two (2) years thereafter, the Executive may not, directly or indirectly, solicit or attempt to solicit business from the Company’s customers or actively sought prospective customers with whom Executive had material contact during the Relationship for the purpose of providing products or services that are competitive with those provided by the Company. “Material contact” exists between Executive and each customer or potential customer with whom Executive dealt, whose dealings were coordinated or supervised by Executive, about whom Executive obtained confidential information in the ordinary course of business as a result of Executive’s association with the Company, or who receives products and services from the Company and for which Executive received compensation, commissions, or earnings during the two-year period prior to the termination of the Relationship. “Products or services that are competitive with those provided by the Company” includes anything of commercial value that is the same as or similar to the products or services of the Company.

(d)               For purposes of this Agreement, “Business of the Company” shall mean For purposes of this Agreement, “Business of the Company” shall mean the business in which the Company and/or its affiliates is currently engaged or in which the Company will become engaged while Executive is employed by the Company, including, but not limited to, (i) healthcare, including the design, manufacture, and distribution of diagnostic medical imaging products and the provision of mobile imaging services, (ii) construction, including the manufacture of modular housing units for commercial and residential real estate projects, and (iii) manufacturing of structural wall panel and wood foundation items, including building supply distribution operations for professional builders.

2.                  Provisions Necessary and Reasonable.

(a)               The Executive agrees that (i) the provisions of Section 3 are necessary and reasonable to protect the Company’s confidential information, inventions, and goodwill; (ii) the specific temporal, geographic and substantive provisions are reasonable and necessary to protect the Company’s business interests; and (iii) in the event of any breach of any of the covenants set forth herein, the Company would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach. In recognition of the foregoing, the Executive agrees that in the event of a breach or threatened breach of any of these covenants, in addition to such other remedies as the Company may have at law, without posting any bond or security, the Company shall be entitled to seek and obtain equitable relief, in the form of specific performance, and/or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such injunction or order shall not affect the Company’s right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.

(b)               If any of the covenants contained in Section 1 hereof, or any part thereof, are hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions.

(c)               If any of the covenants contained in Section 1 hereof, or any part thereof, are held to be unenforceable by a court of competent jurisdiction because of the temporal or geographic scope of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision and, in its reduced form, such provision shall be enforceable.

3.                  Permitted Activities.

(a)               The parties acknowledge that after Executive leaves the employment of the Company, he may engage in her or his profession as a sales professional. The parties agree that the following post-employment activities shall not, by themselves, constitute a violation of the provisions of Section 1 hereof:

(i)                 Executive becoming employed by a physician or medical facility with whom Executive had contact while working for the Company, so long as the employment with such physician or medical facility does not involve the Executive in the process of providing mobile nuclear imaging services; and

(ii)              Executive becoming employed by a person or entity engaged in the provision of mobile medical care, provided that the employment does not involve the Executive providing nuclear imaging services to physicians or patients.

4.                  Proprietary Information Protection of Information.

(a)               Executive agrees, at all times during the term of the Relationship and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform Executive’s obligations to the Company under the Relationship, and not to otherwise disclose to any person, firm, corporation or other entity, without written authorization from the Company in each instance, any Proprietary Information (as defined below) that Executive obtains, accesses or creates during the term of the Relationship, whether or not during working hours, until such Proprietary Information becomes publicly and widely known and made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved or if such disclosure is required by law. Executive further agrees not to make copies of such Proprietary Information except as authorized by the Company.

(b)               Proprietary Information. Executive understands that for purposes of this Agreement, “Proprietary Information” includes both Confidential Information and Company Materials as defined below.

(i)                 Confidential Information. Executive understands that “Confidential Information” means information and physical material not generally known or available outside the Company and information and physical material entrusted to the Company in confidence by third parties. Confidential Information includes, without limitation: (i) Company Inventions (as defined below); (ii) technical data, trade secrets, know-how, research, product or service ideas or plans, software codes and designs, developments, inventions, laboratory notebooks, processes, formulas, techniques, mask works, engineering designs and drawings, hardware configuration information, lists of, or information relating to, suppliers and customers (including, but not limited to, customers of the Company on whom Executive called or with whom Executive became acquainted during the Relationship), price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information disclosed to Executive by the Company either directly or indirectly, whether in writing, electronically, orally, or by observation. Executive agrees not to use or disclose directly or indirectly confidential information which does not constitute a trade secret, during Executive’s employment and after Executive’s employment ends for any reason. Executive agrees to use directly or directly use or disclose any trade secret, during Executive’s employment and after Executive’s employment ends for any reason for as long as such information remains a trade secret.

(ii)              Company Materials. Executive understands that for purposes of this Agreement, “Company Materials” means documents or any other media or tangible items that contain or embody Proprietary Information or any other concerning the business, operations or plans of the Company, whether such documents have been prepared by Executive or by others. Company Materials include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents, as well as samples, prototypes, models, products and the like.

(c)               Third Party Information. Executive’s agreements in this Section 6 are intended to be for the benefit of the Company and any third party that has entrusted information or physical material to the Company in confidence.

(d)               Other Rights. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information.

5.                  Ownership of Inventions.

(a)               Inventions Retained and Licensed. Executive has attached hereto, as Exhibit A, a complete list describing with particularity all Inventions (as defined below) that, as of the Effective Date, belong solely to Executive or belong to Executive jointly with others, and that relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, Executive represents that there are no such Inventions at the time of signing this Agreement.

(b)               Use or Incorporation of Inventions. If in the course of the Relationship, Executive uses or incorporates into a product, process or machine any Invention not covered by Section 5(d) of this Agreement in which Executive has an interest, Executive will promptly so inform the Company. Whether or not Executive gives such notice, Executive hereby irrevocably grants to the Company a nonexclusive, fully paid-up, royalty-free, assumable, perpetual, worldwide license, with right to transfer and to sublicense, to practice and exploit such Invention and to make, have made, copy, modify, make derivative works of, use, sell, import, and otherwise distribute under all applicable intellectual properties without restriction of any kind.

(c)               Inventions. Executive understands that “Inventions” means discoveries, developments, concepts, designs, ideas, know how, improvements, inventions, trade secrets and/or original works of authorship, technology, algorithms, computer programs, techniques, whether or not patentable, copyrightable or otherwise legally protectable. Executive understands this includes, but is not limited to, any new product, machine, article of manufacture, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon. Executive understands that ‘Company Inventions’ means any and all Inventions that Executive may solely or jointly author, discover, develop, conceive, or reduce to practice during the period of the Relationship.

(d)               Assignment of Company Inventions. Executive agrees that he will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all of Executive’s right, title and interest throughout the world in and to any and all Company Inventions. Executive further acknowledges that all Company Inventions that are made by Executive (solely or jointly with others) within the scope of and during the period of the Relationship are ‘works made for hire’ (to the greatest extent permitted by applicable law) and are compensated by Executive’s salary. Executive hereby waives and irrevocably quitclaims to the Company or its designee any and all claims, of any nature whatsoever, that Executive now has or may hereafter have for infringement of any and all Company Inventions. Executive understands that the obligation to assign Company Inventions to the Company shall not apply to any Company Invention which is developed entirely on Executive’s own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information unless such Company Invention (i) relates in any way to the business or to the current or anticipated research or development of the Company or (ii) results in any way from Executive’s work at the Company.

(e)               Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Company Inventions made by Executive (solely or jointly with others) during the term of the Relationship. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, or any other format. The records will be available to and remain the sole property of the Company at all times. Executive agrees not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. Executive agrees to deliver all such records (including any copies thereof) to the Company at the time of termination of the Relationship as provided for in Sections 6 and 7.

(f)                Patent and Copyright Rights. Executive agrees to assist the Company, or its designee, at its expense, in every proper way to secure the Company’s, or its designee’s, rights in the Company Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive right, title and interest in and to such Company Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Executive further agrees that Executive’s obligation to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers shall continue during and at all times after the end of the Relationship and until the expiration of the last such intellectual property right to expire in any country of the world. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters of patents, copyright, mask work and other registrations related to such Company Inventions. This power of attorney is coupled with an interest and shall not be affected by Executive’s subsequent incapacity.

6.                  Company Property; Returning Company Documents. Executive acknowledges and agrees that Executive has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, files, e-mail messages, and voice messages) and that Executive’s activity and any files or messages on or using any of those systems may be monitored at any time without notice. Executive further agrees that any property situated on the Company’s premises and owned by the Company and any computer provided by the Company Executive may use in connection with Executive’s duties for the Company during the Relationship, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Executive agrees that, at the time of termination of the Relationship, Executive will deliver to the Company (and will not keep in Executive’s possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by Executive pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns.

7.                  Termination Certification. In the event of the termination of the Relationship, Executive agrees to sign and deliver the ‘Termination Certification’ attached hereto as Exhibit B; however, Executive’s failure to sign and deliver the Termination Certification shall in no way diminish Executive’s continuing obligations under this Agreement.

8.                  Notice to Third Parties. Executive understands and agrees that the Company may, with or without prior notice to Executive and during or after the term of the Relationship, notify third parties of Executive’s agreements and obligations under this Agreement.

9.                  Non-Disparagement. During the Relationship, and thereafter without limitation of time, Executive agrees not to make any written or oral statements to any person or entity, including the press or any other media, that impugns, disparages or defames or may reasonably be expected to impugn, disparage of defame (a) the character, ethics, or integrity of the Company or its current or former employees, officers, directors, shareholders, partners, customers, or owners, or (b) the Company’s work product, business, image or reputation.

10.              At-Will Relationship. Executive understands and acknowledges that, except as may be otherwise explicitly provided in a separate written agreement between the Company and Executive, Executive’s Relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either Executive or the Company may terminate the Relationship at any time for any reason or no reason, subject to any payment spursuant to an employment or other written agreement, without further obligation or liability, other than those provisions of this Agreement that explicitly survive the termination of the Relationship.

11.              Representations and Covenants.

(a)               Facilitation of Agreement. Executive agrees to execute promptly, both during and after the end of the Relationship, any proper oath, and to verify any proper document, required to carry out the terms of this Agreement, upon the Company’s written request to do so.

(b)               No Conflicts. Executive represents that Executive’s performance of all the terms of this Agreement does not and will not breach any agreement Executive has entered into, or will enter into, with any third party, including without limitation any agreement to keep in confidence proprietary information or materials acquired by Executive in confidence or in trust prior to or during the Relationship. Executive will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or any other party. Executive will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any previous client, employer or any other party. Executive acknowledges and agrees that Executive has listed on Exhibit A all agreements (e.g., non-competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.), if any, with a current or former client, employer, or any other person or entity, that may restrict Executive’s ability to accept employment with the Company or Executive’s ability to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict Executive’s ability to perform Executive’s duties for the Company or any obligation Executive may have to the Company. Executive agrees not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

(c)               Voluntary Execution. Executive certifies and acknowledges that Executive has carefully read all of the provisions of this Agreement, that Executive understands and has voluntarily accepted such provisions, and that Executive will fully and faithfully comply with such provisions.

12.              General Provisions.

(a)               Governing Law/Forum. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut, without giving effect to the principles of conflict of laws. Both parties agree that the exclusive venue for any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement shall be in the state or federal courts located in the State of Connecticut, Fairfield County and that such courts shall have personal jurisdiction over both parties to this Agreement.

(b)               Entire Agreement. This Agreement and this Exhibit A sets forth the entire agreement and understanding between the Company and Executive relating to its subject matter and merges all prior discussions between us. No amendment to this Agreement will be effective unless in writing signed by both parties to this Agreement. The Company shall not be deemed hereby to have waived any rights or remedies it may have in law or equity, nor to have given any authorizations or waived any of its rights under this Agreement, unless, and only to the extent, it does so by a specific writing signed by a duly authorized officer of the Company, it being understood that, even if Executive is an officer of the Company, Executive will not have authority to give any such authorizations or waivers for the Company under this Agreement without specific approval by the Board of Directors. Any subsequent change or changes in Executive’s duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c)               Severability. If one or more of the provisions in this Agreement are deemed void or unenforceable to any extent in any context, such provisions shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected.

(d)               Successors and Assigns. This Agreement will be binding upon Executive’s heirs, executors, administrators and other legal representatives, and Executive’s successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(e)               Remedies. Executive acknowledges and agrees that violation of this Agreement by Executive may cause the Company irreparable harm, and therefore agrees that the Company will be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Non-Competition, Non-Solicitation, Proprietary Information and Inventions Agreement.

STAR EQUITY HOLDINGS, INC.

	By:	/s/ Jeffrey E. Eberwein
Name: Jeffrey E. Eberwein Title: Executive Chairman

Agreed to and Accepted:

/s/ David Noble
DAVID NOBLE

ATTACHMENT 1 TO CONFIDENTIALTY AGREEMENT

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED UNDER SECTION 5(a)

Title	Date	Identifying Number or Brief Description

____ No inventions, improvements, or original works of authorship

LIST OF AGREEMENTS THAT MAY RESTRICT MY ACTIVITIES
PURSUANT TO SECTION 11(b)

Counterparty	Date	Brief Description of Agreement and Applicable Restrictions

____ No such agreements

____ Additional sheets attached

Signature of Executive:

Print Name of Executive:

Date:

EXHIBIT B

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Star Equity Holding, Inc., or their subsidiaries, affiliates, successors or assigns (collectively, the “Company”).

I further certify that I have complied with all the terms of the Company’s Proprietary Information and Invention Assignment Agreement (the “Agreement”) signed by me, including the reporting of any Inventions (as defined therein), conceived or made by me (solely or jointly with others) covered by that Agreement.

I further agree that, in compliance with the Proprietary Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other confidential information relating to products, technology, algorithms, computer programs, techniques, technology, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other Proprietary Information, including Confidential Information as defined in Section 4(b)(i) of the Agreement and Company Materials as defined in Section 4(b)(ii) of the Agreement.

I further agree that from the date of this Certification, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity if by so doing I would use, disclose or cause to be disclose Company Confidential Information. Further, I shall not at any time use any Proprietary Information as defined in Section 4(b) of the Agreement to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

Date: ________________

(Employee’s Signature)

(Print Employee’s Name)